UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 25, 2019

PRECIPIO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36439	91-1789357
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Science Park, New Haven, CT 06511

(Address of principal executive offices) (Zip Code)

(203) 787-7888

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 25, 2019 Precipio Inc (the “Company”) filed a Certificate of Amendment to its Third Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of Delaware, pursuant to which the Company effected a 1-for-15 reverse stock split (the “Reverse Stock Split”) of its issued and outstanding common stock, par value $0.01 per share (the “Common Stock”).The Reverse Stock Split is to become effective as of 5:00 p.m. (Eastern Time) on April 26, 2019.

As previously reported, on December 20, 2018, the Company held a special meeting of stockholders (the “Special Meeting”), at which the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Common Stock at a ratio of not less than 1-for-2 and not greater than 1-for-30, to be determined by the Board of Directors (the “Board”) and without reducing the authorized number of shares of Common Stock. The Reverse Stock Split is intended to bring the Company into compliance with the $1.00 minimum bid price requirement for continued listing, as required by Nasdaq Listing Rule 5550(a)(2).

As a result of the Reverse Stock Split, every fifteen shares of issued and outstanding Common Stock will be automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. The Reverse Stock Split will reduce the number of shares of Common Stock issued and outstanding from approximately 83.7 million to 5.5 million. No fractional shares will be issued as a result of the reverse stock split. Any fractional shares that would have resulted will be settled in cash equal to the product of (i) the closing sales price of the Common Stock as reported on The Nasdaq Capital Market as of April 26, 2019, multiplied by (ii) the number of shares of Common Stock held by the stockholder immediately prior to April 26, 2019 that would otherwise have been exchanged for such fractional shares.

Stockholders holding certificated shares will receive information from Equiniti Trust Company, the Company’s transfer agent, regarding the process for exchanging their stock certificates. Stockholders who hold their shares in book-entry form or in “street name” (through a broker, bank or other holder of record) will not be required to take any action.

The Common Stock is anticipated to begin trading on a split-adjusted basis on the NASDAQ Capital Market at the market open on April 29, 2019.  The trading symbol for the Common Stock will remain “PRPO.” Following the reverse stock split, the CUSIP for the Company’s Common Stock will be 74019L530.  The Reverse Stock Split will also affect the Company’s outstanding stock options, warrants and other exercisable or convertible instruments and will result in the shares underlying such instruments being reduced and the exercise price being increased proportionately to the Reverse Stock Split ratio.

The description of the Certificate of Amendment and the Reverse Stock Split is qualified in its entirety by reference to the text of the Certificate of Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01    Regulation FD Disclosure.

On April 26, 2019, the Company issued a press release announcing the Reverse Stock Split. The full text of the Company’s press release issued in connection with the foregoing matter is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed subject to the requirements of amended Item 10 of Regulation S-K, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The furnishing of this information hereby shall not be deemed an admission as to the materiality of any such information

Item 9.01      Financial Statements and Exhibits.

(d)       Exhibits.

3.1	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation, dated April 25, 2019
99.1	Press Release dated April 26, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECIPIO, INC.

Date: April 26, 2019	/s/ Ilan Danieli
By: Ilan Danieli
Title: Chief Executive Officer